TO BUSINESS EDITOR:

                  Spectrum Control Reports First Quarter Profit

                         Increased Operating Cash Flow;
                   $2.4 Million used for Stock Buyback Program

      FAIRVIEW, Pa., March 27 /PRNewswire-FirstCall/ -- Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the first quarter ended February 29, 2008.

      For the first quarter of fiscal 2008, the Company reported net income of $1.8 million or 13 cents per share on sales of $31.2 million, compared to net income of $2.1 million or 16 cents per share on sales of $32.9 million for the same period last year.

      Dick Southworth, the Company's President and Chief Executive Officer, commented, "During the fourth quarter of last year, we began to detect some softness in portions of our telecom equipment markets, as well as delays in the release of orders for certain military/defense programs. This soft demand continued throughout the first quarter of fiscal 2008, negatively impacting our total customer orders and shipments. Despite these market conditions, we are pleased to report significant first quarter profits and near record cash flows. Even more importantly, we believe the excess inventory levels, which led to lower demand by certain of our telecom equipment customers, have been substantially consumed and that customer inventory levels are now properly aligned with current business requirements. Accordingly, we anticipate orders from these customers will increase in the second quarter of fiscal 2008. In addition, we expect orders for several key military/defense programs, which were delayed in the first quarter, will be released in the second quarter of fiscal 2008. With customer orders and production requirements expected to rebound in the second quarter, we have maintained our production capacity and workforce to respond quickly and effectively to the anticipated increase in business levels."

      First Quarter Highlights:

      -- During the first quarter of fiscal 2008, we activated our stock buyback program. Under this program, which was previously approved by our Board of Directors, Management was authorized to buyback on the open market up to $2.4 million of the Company's Common Stock. The amount and timing of the actual purchases was to be determined based upon Management's ongoing evaluation of the Company's stock price, liquidity, and other relevant factors. During the three month period ended February 29, 2008, we repurchased 244,684 shares at an aggregate cost of $2.4 million. We believe these stock repurchases are a positive reflection of our future business outlook and strong financial position.

      -- Our operating cash flow continues to increase. Net cash provided by operating activities was $3.5 million in the first quarter of fiscal 2008, up $2.0 million or 134.8% from the first quarter of fiscal 2007. In fiscal 2008, our positive operating cash flow enabled us to fund all of our capital equipment expenditures of $895,000 and our stock repurchases of $2.4 million, without incurring any additional bank borrowings or other external financing.

      Business Segment Discussion

      Our operations are currently conducted in four reportable segments: signal and power integrity components; microwave components and systems; power management systems; and sensors and controls.

      Our Signal and Power Integrity Components Business designs and manufactures a broad range of products including low pass electromagnetic interference ("EMI") filters, filter plates, filtered connectors, circular connectors, specialty ceramic capacitors, power entry modules, power line filters, antennas, and various value-added assemblies. These products are used in numerous industries including military and defense, communications equipment, medical and industrial instrumentation, and commercial aerospace.

      Our Microwave Components and Systems Business designs and manufactures microwave filters, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and integrated assemblies. These components and systems are predominantly used in various military and defense applications including secure communications, smart weapons and munitions, countermeasures for improvised explosive devices, radar systems, and military aircraft.

      During the first quarter of fiscal 2008, the current market conditions negatively impacted both of these business segments. Shipments of our signal and power integrity components were $13.2 million in the current quarter, down $2.1 million or 13.8% from the first quarter last year. Total customer orders received for these products amounted to $12.8 million in the current period, a decrease of 4.5% from the comparable period of fiscal 2007. Shipments of our microwave components and systems were $10.4 million in the first quarter of fiscal 2008, down $694,000 or 6.3% from the same period a year ago. Customer orders received for our microwave products totaled $8.0 million in the current quarter, down 37.1% from a year ago. We believe the excess inventory levels, which led to soft demand by certain of our telecom equipment customers, have been substantially consumed and that customer inventories are now properly aligned with current business requirements. Accordingly, we anticipate orders from these customers to increase in the second quarter of fiscal 2008. In addition, we expect orders for several key military and defense programs, which were delayed in the first quarter of fiscal 2008, will be released in the second quarter of fiscal 2008.

      Our Sensors and Controls Business designs and manufactures rotary and linear precision sensors, temperature sensing probes, thermistors, resistance detector sensors, and related assemblies. Shipments of our sensors and controls amounted to $5.2 million in the first quarter of fiscal 2008, up $185,000 or 3.7% from the same period a year ago. Customer orders for these products totaled $7.1 million in the current quarter, up $1.3 million or 22.0% from the first quarter of last year. In particular, demand for our custom position sensors (which are used in various medical equipment, commercial weather instruments, and military aircraft and vehicles) continues to grow.

      Our Power Management Systems Business designs and manufactures power distribution units, breaker and fuse interface panels, custom power outlet strips, and our Smart Start power management systems. Shipments of our power management systems increased by $890,000 or 57.1%, with shipments of $2.4 million in the current quarter and $1.6 million in the comparable period last year. Customer orders for these systems amounted to $3.7 million in the first quarter of fiscal 2008, an increase of $1.7 million or 79.5% from a year ago. Demand for these products was particularly strong in applications for servers, optical networking equipment, voice-over-internet protocol ("VoIP") equipment, and switching gear.

      Current Business Outlook

      Mr. Southworth added, "Based upon our existing sales order backlog, recent customer order trends, and the forecasted requirements for certain major customers and programs, we currently expect customer orders of $38.0 to $40.0 million and shipments of $33.0 to $35.0 million for our second quarter ending May 31, 2008. If this sales level is achieved, we anticipate generating earnings of 18 to 20 cents per share for the second quarter of fiscal 2008. While the first quarter market weakness may moderate our growth expectations for the full year, we believe our future results will increasingly reflect the leverage and effectiveness of our business model. We continue to build a diversified platform of products, while strengthening our status as a key supplier to all of our major customers. With our broad product portfolio and participation in a wide variety of markets, we are increasingly insulated from sustained weakness in any particular market sector. We firmly believe that this business strategy will deliver long-term shareholder value across all market cycles."

      Forward-Looking Information

      This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

      Simultaneous Webcast and Teleconference Replay

      Spectrum Control, Inc. will host a teleconference to discuss its first quarter results on Thursday, March 27, 2008, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at http://www.spectrumcontrol.com or http://www.vcall.com. A taped replay of the call will be available through March 28, 2008, at 877-660-6853, access account 286, conference 278454, or for 30 days over the Internet at the Company's website.

      About Spectrum Control

      Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military/defense and communications equipment, with applications in secure communications, smart weapons and munitions, countermeasures for improvised explosive devices, missile defense systems, wireless base stations, broadband switching gear, and global positioning systems. For more information about Spectrum Control and its products, please visit the Company's website at http://www.spectrumcontrol.com.

      Table Follows

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in Thousands, Except Per Share Data)

                                                       Three Months Ended

                                                  February 29,     February 28,
                                                     2008             2007

Net sales                                          $ 31,154         $ 32,887

Cost of products sold                                24,303           25,085

Gross margin                                          6,851            7,802

Selling, general and administrative
 expense                                              4,211            4,437

Income from operations                                2,640            3,365

Other income (expense)
  Interest expense                                      (42)            (167)
  Other income and expense, net                         241              165
                                                        199               (2)

Income before provision for income taxes              2,839            3,363

Provision for income taxes                            1,050            1,244

Net income                                         $  1,789         $  2,119



Earnings per common share:
  Basic                                            $   0.13         $   0.16
  Diluted                                          $   0.13         $   0.16



Average number of common
 shares outstanding :
  Basic                                              13,363           13,230
  Diluted                                            13,642           13,587

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
(Unaudited)

                                                        Three Months Ended

                                                      February 29,  February 28,
                                                         2008           2007
Selected Financial Data,
 as a Percentage of Net Sales :

  Net sales                                              100.0 %       100.0 %
  Cost of products sold                                   78.0          76.3
  Gross margin                                            22.0          23.7
  Selling, general and administrative
   expense                                                13.5          13.5
  Income from operations                                   8.5          10.2
  Other income (expense)
    Interest expense                                      (0.1)         (0.5)
    Other income and expense, net                          0.7           0.5
  Income before provision for income taxes                 9.1          10.2
  Provision for income taxes                               3.4           3.8

  Net income                                               5.7 %         6.4 %



Selected Operating Segment Data:
(Dollar Amounts in Thousands)

  Signal and power integrity components:
    Customer orders received                         $  12,771     $  13,366
    Net sales                                           13,150        15,264

  Microwave components and systems:
    Customer orders received                             8,043        12,781
    Net sales                                           10,392        11,086

  Power management systems:
    Customer orders received                             3,737         2,082
    Net sales                                            2,448         1,558

  Sensors and controls:
    Customer orders received                             7,077         5,801
    Net sales                                            5,164         4,979

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar Amounts in Thousands)

                                                    February 29,    November 30,
                                                        2008           2007

Assets

Current assets
  Cash and cash equivalents                            $  5,595      $  5,183
  Accounts receivable                                    22,032        25,461
  Inventories                                            26,148        25,458
  Deferred income taxes                                   1,332         1,332
  Prepaid expenses and other current assets               1,264           911

    Total current assets                                 56,371        58,345

Property, plant and equipment, net                       25,970        26,177

Noncurrent assets
  Goodwill                                               35,669        35,669
  Other                                                   6,321         6,728

    Total assets                                       $124,331      $126,919



Liabilities and Stockholders' Equity

Current liabilities
  Short-term debt                                      $  2,000      $  2,000
  Accounts payable                                        6,556         6,764
  Income taxes payable                                      875         1,391
  Accrued liabilities                                     3,387         4,813
  Current portion of long-term debt                         100           100

    Total current liabilities                            12,918        15,068

Long-term debt                                              962         1,031
Other liabilities                                         1,118         1,370
Deferred income taxes                                     7,696         7,582

Stockholders' equity                                    101,637       101,868

    Total liabilities and
     stockholders' equity                              $124,331      $126,919

                                  FlashResults
                          Spectrum Control, Inc. (SPEC)
                          (Numbers in Thousands, Except
                                 Per Share Data)

                                 1st quarter ended           1st quarter ended
                               2/29/2008       YTD         2/28/2007       YTD

Sales                          $31,154       $31,154        32,887        32,887
Net Income                       1,789         1,789         2,119         2,119
Average Shares                  13,642        13,642        13,587        13,587
EPS                            $  0.13       $  0.13       $  0.16       $  0.16



SOURCE  Spectrum Control, Inc.